UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2024

REKOR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38338	81-5266334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6721 Columbia Gateway Drive, Suite 400, Columbia, MD 21046

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (410) 762-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	REKR	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported by its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2024, Rekor Systems, Inc. (the “Company”) issued and sold 10,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), at an offering price of $2.50 per share of Common Stock (the “Public Offering Price”) in a registered public offering by the Company (the “Public Offering”), pursuant to an underwriting agreement with William Blair & Company, L.L.C., as representative of the several underwriters named therein (collectively, the “Underwriters”).

On February 9, 2024, the Underwriters exercised in-full their option to purchase up to 1,500,000 additional shares of Common Stock at the Public Offering Price (the “Underwriters’ Option”). The exercise closed on February 13, 2024. The net proceeds to the Company for the exercise of the Underwriters’ Option, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, is expected to be approximately $3.5 million, or approximately $26.4 million in aggregate for the Public Offering including the exercise of the Underwriters’ Option.

A copy of the press release issued by the Company announcing the closing of the exercise of the Underwriters’ Option is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 13, 2024.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REKOR SYSTEMS, INC.

Date: February 13, 2024	/s/ Robert A. Berman
	Name:	Robert A. Berman
	Title:	Chief Executive Officer